CERTIFICATE OF DESIGNATION

OF

RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

VANTAGE mHEALTHCARE, INC.

The undersigned officer of Vantage mHealthcare, Inc., a corporation organized and existing under the General Corporation Law of Delaware (the “Company”), does hereby certify:

That, pursuant to the authority conferred upon the Board of Directors of the Company by its Certificate of Incorporation, and pursuant to the provisions of Section 151 of the General Corporation Law of Delaware (the “DGCL”), the Board of Directors, by unanimous written consent, duly adopted the following recitals and resolution, which resolution remains in full force and effect on the date hereof:

WHEREAS, the Certificate of Incorporation of the Company provides for a class of stock designated “Preferred Stock;”

WHEREAS, the Certificate of Incorporation of the Company provides that such Preferred Stock may be issued from time to time in one or more series and authorizes the Board of Directors of the Company to fix and determine or alter the powers, designations, preferences and relative, participating, optional and other rights, if any, or the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares constituting any such series and the designation thereof; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix and determine the powers, designations, preferences and relative, participating, optional and other rights, if any, or the qualifications, limitations or restrictions thereof and other matters relating to a Series A Convertible Preferred Stock, par value 0.001 (the “Series A Convertible Preferred Stock”).

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for a series of Preferred Stock of the Company consisting of TWENTY FOUR MILLION (24,000,000) shares designated as “Series A Convertible Preferred Stock” and does hereby fix and determine the powers, designations, preferences and relative, participating, optional and other rights, if any, or the qualifications, limitations or restrictions thereof and other matters relating to the Series A Convertible Preferred Stock as follows:

1. Dividends. The Company shall not declare, pay or set aside any dividends on shares of Common Stock, par value $0.001 (the “Common Stock”), of the Company unless the holders of the Series A Convertible Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to that dividend per share of Series A Preferred Stock, whether in cash or shares of capital stock of the Company, as would equal the product of (x) the dividend payable on each share of Common Stock and (y) the number of shares of Common Stock, issuable upon conversion of a share of Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend.

2. Voting Rights.

2.1 General. Each holder of outstanding shares of the Series A Convertible Preferred Stock shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Company for their action or consideration (whether at a meeting of stockholders of the Company, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law. In any such vote, each share of the Series A Convertible Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which such share of Series A Convertible Preferred Stock is convertible pursuant to Section 3.1, as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. Each holder of outstanding shares of the Series A Convertible Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Company’s bylaws.

2.2 Series A Protective Provisions. At any time when shares of Series A Convertible Preferred Stock are outstanding, the Company shall not, either directly or indirectly, by amendment, merger, consolidation or otherwise, do any of the following (in addition to any other vote required by law or the Certificate of Incorporation) without the written consent or affirmative vote of the holders of the majority of the then outstanding shares of Series A Convertible Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

2.2.1. amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Company in a manner that adversely affects the powers, preferences or rights of the holders of Series A Convertible Preferred Stock; or

2.2.2. (i) reclassify, alter or amend any existing security of the Company that is pari passu with the Series A Convertible Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, if such reclassification, alteration or amendment would render such other security senior to the Series A Convertible Preferred Stock in respect of any such right, preference or privilege, or (ii) reclassify, alter or amend any existing security of the Company that is junior to the Series A Convertible Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series A Convertible Preferred Stock in respect of any such right, preference or privilege.

3. Conversions. The holders of shares of Series A Convertible Preferred Stock shall have the following conversion rights and obligations:

3.1 Right to Convert. Subject to the terms and conditions of this Section, the holder of any share or shares of Series A Convertible Preferred Stock shall have the right, at the holder’s option, at any time starting on August 24, 2015 (the “Optional Conversion Date”), to convert each such share of Series A Convertible Preferred Stock, without the payment of additional consideration by the holder thereof, into FIVE (5) shares of fully paid and non-assessable shares of Common Stock (such ratio, the “Series A Conversion Ratio”). Such initial Series A Conversion Ratio shall be subject to adjustment as provided below.

3.2 Such rights of conversion shall be exercised by the holder of Series A Convertible Preferred Stock by giving written notice that the holder elects to convert a stated number of shares of Series A Convertible Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares to be converted, to the extent certificated (or, if such certificate or certificates have been lost, stolen or mutilated, an executed affidavit of loss with respect thereto), to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to the holders of the Series A Convertible Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

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3.3 Issuance of Certificates; Time Conversion Effected. Promptly, and in any event, within five (5) business days, after the receipt of the written notice referred to in Section 3.1 and the surrender of the certificate or certificates for the share or shares of Series A Convertible Preferred Stock to be converted, to the extent certificated (or, if applicable, an affidavit of loss), the Company shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series A Convertible Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Company and the certificate or certificates for such share or shares shall have been surrendered (or affidavit of loss has been received by the Company, if applicable) as aforesaid, and, at such time, the rights of the holder of such share or shares of Series A Convertible Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

3.4 Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time after the date the Series A Convertible Preferred Stock is issued (the “Original Issue Date”) effect a subdivision of the outstanding Common Stock, the Series A Conversion Ratio in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Company shall at any time or from time to time after the Series A Original Issue Date combine the outstanding shares of Common Stock, the Series A Conversion Ratio in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

3.5 Adjustment for Certain Dividends and Distributions. In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series A Conversion Ratio in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series A Conversion Ratio then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

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Notwithstanding the foregoing (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Ratio shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Ratio shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Series A Convertible Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Convertible Preferred Stock had been converted into Common Stock on the date of such event.

3.6 Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Series A Convertible Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series A Convertible Preferred Stock had been converted into Common Stock on the date of such event.

3.7 Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Stock (but not the Series A Convertible Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 3.3, 3.4 or 3.5), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Convertible Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Company issuable upon conversion of one share of Series A Convertible Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Company) shall be made in the application of the provisions in this Section 3 with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 3 (including provisions with respect to changes in and other adjustments of the Series A Conversion Ratio) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

3.8 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Ratio pursuant to this Section 3, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Convertible Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Convertible Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Convertible Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series A Conversion Ratio then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A Preferred Stock.

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3.9 Notice of Record Date. In the event:

(a) the Company shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Company, any reclassification of the Common Stock of the Company; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, then, and in each such case, the Company will send or cause to be sent to the holders of the Series A Convertible Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series A Convertible Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

3.10 Stock to be Reserved. The Company will, at all times commencing as of the Optional Conversion Date, reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Series A Convertible Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all then outstanding shares of Series A Convertible Preferred Stock. The Company covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof.

3.11 Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Series A Convertible Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Convertible Preferred Stock which is being converted.

4. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales. Except as provided in Section 1, the Series A Convertible Preferred Stock shall have no preferential rights with respect to the Common Stock.

5. Waiver. Any of the rights, powers, preferences and other terms of the Series A Convertible Preferred Stock set forth herein may be waived on behalf of all holders of Series A Convertible Preferred Stock by the affirmative written consent or vote of the holders of all of the shares of Series A Convertible Preferred Stock then outstanding.

6. Notices. Any notice required or permitted by the provisions of this Certificate of Designation to be given to a holder of Series A Convertible Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Company, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

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IN WITNESS WHEREOF, Vantage mHealthcare, Inc. has caused this Certificate of Designation to be executed by its duly authorized officer this 18th day of August, 2015.

VANTAGE mHEALTHCARE, INC.

By:	/s/ Joseph C. Peters
Joseph C. Peters, President

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